Exhibit 10.2

PMC-SIERRA, INC.

CHANGE OF CONTROL AGREEMENT

This Change of Control agreement is between PMC-Sierra, Inc. (the “Company”), and Michael W. Zellner (“Executive”) and is effective as of March 2, 2007 (the “Change of Control Agreement”).

1. Termination Without Cause or Constructive Termination in Connection With a Change of Control. If within 24 months following or 60 days preceding a Change of Control, the Company: (i) terminates Executive’s employment without Cause; or (ii) takes actions which constitute a Constructive Termination, then provided that Executive executes a Separation Agreement and Release in a form that is acceptable to the Company, which shall include the restrictions set forth in Sections 1(iii) and 1(iv) below, the following will occur:

(i) Executive shall receive (in each case less applicable withholding):

(A) a payout over one year equal to 4% of his then-current Base Salary for each full month during which he was employed by the Company or its affiliates (up to a maximum total payment equal to two times Executive’s then-current Base Salary); and

(B) a payout over one year equal to 2% of his prior year’s bonus for each full month during which he was employed by the Company or its affiliates (up to a maximum total payment equal to his four previous quarterly bonus payments added together).

(ii) If within 10 days after the date of termination, Executive signs and delivers to Company a consulting agreement in a form that is acceptable to the Company which requires Executive to, among other things, (A) provide up to 5 days of consulting services to the Company during each calendar quarter at times reasonably acceptable to Executive; and (B) maintain the confidentiality of the Company’s trade secrets and not use the Company’s trade secrets other than for the Company’s benefit, then each unvested option which Executive holds at the date of termination will continue to vest during the period of Executive’s consultancy and be exercisable until 30 days after the option has fully vested.

(iii) Until the latter of one year after the date Executive’s employment with the Company terminates or the date on which all options to purchase Company stock held by Executive are fully vested, Executive will not directly or indirectly engage in, provide services to, or own a more than 25% voting interest in a business anywhere in the world which develops, manufactures, markets or sells any products which directly compete with the products manufactured, marketed or sold by the Company or its subsidiaries at the date Executive’s employment terminates.

(iv) Until the later of one year after the date Executive’s employment with the Company terminates or the date on which all options to purchase Company stock held by Executive are fully vested, Executive will not directly or indirectly attempt to influence any employee of the Company or its subsidiaries to terminate the individual’s services to the Company or its subsidiaries.

(v) Executive’s agreements in Sections 1(iii) and 1(iv) are severable, and each will still be enforceable even if another is not enforceable. If a court determines that any provision of this section exceeds the maximum scope, time period, or geographic area that the court deems enforceable, the scope, time period, or geographic area shall be reformed to the maximum extent that the court considers reasonable.

2. Exclusive Remedy. If Executive is terminated without Cause or experiences a Constructive Termination in connection with a Change of Control as defined herein, Executive shall only be entitled to the compensation and benefits as outlined in this Agreement. If Executive is terminated without Cause within the first twelve months of commencement of Executive’s employment but not in connection with a Change of Control as defined herein, Executive shall only be entitled to the compensation as outlined in his February 16, 2007 Offer Letter.

3. Definitions.

(i) “Base Salary” means Executive’s then-current cash compensation paid on the Company’s standard salary payment schedule, less applicable withholding.

(ii) “Cause” means (A) an act of dishonesty made by Employee in connection with Employee’s responsibilities as an employee; (B) Employee’s conviction of, or plea of nolo contendere to, a felony; (C) Employee’s gross misconduct; or (D) Employee’s failure to achieve and maintain an acceptable level of performance after receipt of a written warning setting forth such failure and providing Employee a thirty (30) day period in which to cure such failure.

(iii) “Change of Control” means the occurrence of any of the following events:

(A) Any “person” or “group” as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than the Company, a subsidiary of the Company, or a Company employee benefit plan) is or becomes the “beneficial owner” (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(B) The closing of: (a) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors or all entities which acquire such assets, of (b) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity.

(C) The issuance of securities, which would give a person or group beneficial ownership of Company securities representing 50% or more of all voting power for the election of directors.

(D) A change in the board of directors such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

(iv) “Constructive Termination” means, without Executive’s approval: (A) a material reduction in Executive’s Base Salary, target bonus or benefits, other than a reduction that is implemented across-the-board to all employees at Executive’s level; (B) a material reduction in Executive’s title, authority or responsibilities, other than as a result of a transfer to a subsidiary of the Company; or (C) the requirement that Executive relocate more than 100 miles from the then current Company Corporate Headquarters (currently located in Santa Clara, CA) or the then current Company Operation Headquarters (currently located in Burnaby, British Columbia).

4. Golden Parachute Excise Tax. If the benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section 4 would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 1 shall be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Assignment. This Agreement shall benefit any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. “Successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Executive has no right to assign this Agreement and any such attempted assignment is void.

6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when: (i) delivered personally, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to Company at its principal office, attention: Chief Executive Officer, or to Executive at his last principal residence known to the Company, or at such other addresses as the parties may designate by written notice.

7. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

8. Entire Agreement. This Agreement represents the entire agreement and understanding between the company and Executive concerning payments to Executive in the event of a Change of Control.

9. Arbitration and Equitable Relief.

(i) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the company in their capacity as such or otherwise) arising out of, relating to, or resulting from this Change of Control Agreement, including any breach of this Change of Control Agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(ii) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) in a manner consistent with its Commercial Arbitration Rules. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with the rules and that to the extent that the AAA’s Commercial Arbitration Rules conflict with the Rules, the Rules shall take precedence. Executive agrees that the decision of the arbitrator shall be in writing.

(iii) Remedy. Except as provided by the Rules and this Change of Control Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules and this Change of Control Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(iv) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this agreement and fully understand it, including that Executive is waiving his or her right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this agreement.

10. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman and Chief Executive Officer of the Company.

11. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

12. Governing Law. This Agreement shall be governed by the laws of the State of California.

13. Representations. Executive represents that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this agreement, and is knowingly and voluntarily entering into this Agreement.

PMC-SIERRA, INC.

/s/ Robert L. Bailey	February 26, 2007

Bob Bailey	Date
Chairman & CEO

/s/ Michael W. Zellner	February 23, 2007

Michael W. Zellner	Date